UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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BROOKFIELD HOMES CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BROOKFIELD HOMES CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
May 2, 2005

Fellow Stockholders of Brookfield Homes Corporation:

     You are invited to attend the 2005 Annual Meeting of Stockholders of Brookfield Homes Corporation. The Annual Meeting will be held at the Doubletree Hotel, 11915 El Camino Real, Del Mar, California, on May 2, 2005 at 11:00 a.m., Pacific Time, for the following purposes:

•	to elect nine directors;

•	to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2005; and

•	to conduct other business properly brought before the meeting.

     Only stockholders of record at the close of business on March 15, 2005, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     While we would like to have each of you attend the meeting and vote your shares in person, we realize this may not be possible. Whether or not you plan to attend the meeting, your vote is very important. A form of proxy on which to indicate your vote and an envelope, postage prepaid, in which to return your proxy are enclosed. WE URGE YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. If you later decide to attend the Annual Meeting, you may revoke your proxy at that time and vote your shares in person.

     If you desire any additional information concerning the Annual Meeting or the matters to be acted upon at the meeting, we would be glad to hear from you. Please contact the undersigned officer at 858-481-2965.

Yours very truly, Shane D. Pearson Secretary to the Board of Directors

Del Mar, California April 1, 2005

BROOKFIELD HOMES CORPORATION
12865 Pointe Del Mar, Suite 200
Del Mar, California 92014

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 2, 2005

GENERAL

Time, Place and Purposes of Meeting

The 2005 Annual Meeting of Stockholders of Brookfield Homes Corporation will be held on May 2, 2005 at 11:00 a.m., Pacific Time, at the Doubletree Hotel, 11915 El Camino Real, Del Mar, California (in this Proxy Statement, unless the context requires otherwise, references to “we,” “our,” “us,” and “Company” refer to Brookfield Homes Corporation). The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Stockholders to which this Proxy Statement is attached.

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by our board of directors. We expect that this Proxy Statement and the accompanying form of proxy will first be mailed on or about April 1, 2005 to each stockholder of record on March 15, 2005. We will bear the entire cost of this solicitation. The solicitation of proxies will be made primarily by use of the mail. In addition, our directors, officers and regular employees may make solicitations by telephone, telegraph, e-mail or personal interview, and may request banks, brokers, fiduciaries and other persons holding stock in their names, or in the names of their nominees, to forward proxies and proxy materials to their principals and obtain authorization for the execution and return of such proxies. We will reimburse such banks, brokers and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Revocation and Voting of Proxies

A proxy for use at the Annual Meeting is enclosed. Any proxy given may be revoked by you at any time before it is exercised by filing with us a notice in writing revoking it or by duly executing a proxy bearing a later date. Proxies also may be revoked in person at the Annual Meeting if you desire to vote your shares in person. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted in accordance with the specifications of the proxies. If no specification is made, proxies will be voted for the nominees for election of directors set forth elsewhere herein (see “PROPOSAL ONE – ELECTION OF DIRECTORS”) and for the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2005 (see “PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS”) and, at the discretion of the proxy holders, on all other matters properly brought before the Annual Meeting or any adjournment thereof.

Outstanding Shares And Voting Rights

March 15, 2005 has been set as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Annual Meeting. There were 30,860,932 shares of our common stock, $0.01 par value per share, issued and outstanding on March 1, 2005. On any matter submitted to a stockholder vote, each holder of our common stock will be entitled to one vote, in person or by proxy, for each share of common stock registered in his, her or its name on the books of our Company as of the record date. A list of such stockholders will be available for examination by any stockholder at our Del Mar office set forth above for at least ten days before the Annual Meeting.

Quorum Requirement

Our By-laws provide that at any meeting of stockholders, there must be present, either in person or by proxy, in order to constitute a quorum, stockholders owning a majority of our issued and outstanding capital stock entitled to vote at said meeting.

Vote Required

If a broker holds your shares, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker how to vote your shares. If you do not give your broker instructions or discretionary authority to vote your shares on the Proposals and your broker returns the proxy card indicating such lack of authority, your shares will be “broker non-votes” with respect to the Proposals for which the broker does not have authority to vote. Broker non-votes will be counted as present for purposes of determining a quorum, but will not be counted as shares entitled to vote. If you abstain from voting on the Proposals, your shares will be counted as present at the meeting, for purposes of determining a quorum, and entitled to vote. As a result, abstentions will have no effect on the election of directors.

In the election for directors, the nine persons receiving the highest number of “for” votes will be elected.

The ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2005 requires approval by a majority of shares of common stock entitled to vote on the Proposal and present in person or represented by proxy at the Annual Meeting.

If any other proposals are properly presented to the stockholders at the meeting, the number of votes required for approval will depend upon the nature of the proposal. Generally, under Delaware law the number of votes required to approve a proposal is a majority of the shares of common stock entitled to vote and present in person or by proxy represented at the Annual Meeting. The enclosed proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the stockholders at the meeting.

Stockholders Sharing Same Address

In some cases, only one copy of this Proxy Statement and our 2004 Annual Report is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of this Proxy Statement and our 2004 Annual Report to a stockholder at a shared address to which a single copy was delivered. You can notify us that you wish to receive a separate copy of our proxy statements and annual reports in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. Contact information for these purposes is: Brookfield Homes Corporation, Attention: Investor Relations, 12865 Pointe Del Mar, Suite 200, Del Mar, CA, 92014, telephone number: 858-481-2567, or email: lnorthwood@brookfieldhomes.com.

PROPOSAL ONE — ELECTION OF DIRECTORS

On November 4, 2003, the Securities and Exchange Commission approved the New York Stock Exchange’s final Corporate Governance Rules (the “NYSE Rules”) which requires NYSE listed companies to have a majority of their board members to be “independent” from the listed company and its management. Our board of directors has nominated the nine persons set forth below for election as our directors at the Annual Meeting, a majority of whom are independent. All of the nominees are currently serving as our directors.

Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be voted for each of the persons named below as nominees for election as directors. All directors are elected to serve until the next annual meeting of stockholders and their successors have been elected and qualified. If any nominee is unable to serve, the proxies will be voted by the proxy holders in their discretion for another person. The board of directors has no reason to believe that any nominee will not be able to serve as a director for his or her prescribed term.

		Director
Name	Age	Since	Principal Occupation and Business Experience
Ian G. Cockwell	57	2002	Ian Cockwell was appointed President and Chief Executive Officer in October 2002. From 1994 to 2002, Mr. Cockwell served in various senior executive positions with Brookfield Residential Group, a division of Brookfield Properties. From 1998 until 2002, Mr. Cockwell was Chairman and Chief Executive Officer responsible for Brookfield Properties’ master-planned communities business.

		Director
Name	Age	Since	Principal Occupation and Business Experience
Robert A. Ferchat	70	2002	Robert Ferchat became a director in December 2002. Mr. Ferchat was Chairman and Chief Executive Officer of BCE Mobile Communications, Inc. from 1994 until 1999. Mr. Ferchat served as a director of Brookfield Properties from 1997 until 2002 and he is presently a director of AirGate PCS, Inc., a position he has held since 1999.

J. Bruce Flatt	39	2002	Bruce Flatt was appointed Chairman of our Board of Directors in October 2002. Since February 2002, Mr. Flatt has served as President and Chief Executive Officer of Brascan Corporation, prior to which he served as the President and Chief Executive Officer of Brookfield Properties beginning in April 2000. Between August 1995 and April 2000, Mr. Flatt served as President and Chief Operating Officer of Brookfield Properties.

Bruce T. Lehman	52	2002	Bruce Lehman became a director in December 2002. Mr. Lehman is presently a principal in Armada LLC, an investor and principal in residential real estate. Prior to this, Mr. Lehman was an independent consultant, providing strategic advice to clients in the homebuilding industry from 2000 to 2002. Mr. Lehman was President-Merchant Housing Division, of Catellus Residential Group, a wholly-owned subsidiary of Catellus Development Corp. from 1996 until 2000. Mr. Lehman also held this position with Catellus Residential Group’s predecessor company Akins Real Estate Group, from 1989 until 2000.

Alan Norris	48	2003	Alan Norris became a director in February 2003. Mr. Norris is President and Chief Executive Officer of Carma Corporation, a developer of master-planned communities and a wholly-owned subsidiary of Brookfield Properties. Mr. Norris joined Carma in 1983 and assumed increasingly senior positions over the next 11 years when he was promoted to his current position.

Timothy R. Price	61	2004	Timothy Price became a director in August 2004. Mr. Price has served as Chairman of Brascan Financial Corporation, a financial asset management company, since 1996. Mr. Price was recommended as a nominee to serve on the Company’s board of directors by Brascan Corporation.

David M. Sherman	47	2003	David Sherman became a director in February 2003. Mr. Sherman is a Co-Managing Member of Metropolitan Real Estate Equity Management, LLC, a real estate fund-of-funds manager, a position he has held since the firms’ inception in 2002. Since 2000, Mr. Sherman has also served as an adjunct professor of real estate at Columbia University Graduate School of Business Administration. Mr. Sherman was the Managing Director, and head of REIT Equity Research at Salomon Smith Barney, Inc. from 1995 until 2000. Prior to this, Mr. Sherman held various positions in real estate investment banking and finance.

Robert L. Stelzl	59	2002	Robert Stelzl became a director in December 2002. Mr. Stelzl has been a Principal of Colony Capital LLC, a global real estate private equity investor since 1995.

		Director
Name	Age	Since	Principal Occupation and Business Experience
Michael D. Young	60	2003	Michael Young became a director in February 2003. Mr. Young is a principal with Quadrant Capital Partners, Inc., a private real estate investment and advisory firm with offices in Toronto and Dallas. Mr. Young served as Managing Director of CIBC World Markets Inc., a financial services firm, from 1994 until 2003. Mr. Young has been a director of Boardwalk Equities Inc. since 1997, a trustee of IPC US Income Commercial Real Estate Investment Trust since 2002 and was appointed to the board of trustees of Calloway Real Estate Investment Trust in 2003.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” EACH OF THE DIRECTOR NOMINEES.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Principal Stockholders and Management

The following table shows the beneficial ownership of shares of our outstanding common stock as of March 1, 2005 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our executive officers named in the Summary Compensation Table — Executive Officers on page 7 under “EXECUTIVE COMPENSATION;” and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities (refer to footnote 1 to the table for additional information about how beneficial ownership is calculated). Unless stated otherwise, the shares are owned directly and the named beneficial owners possess sole voting and investment power with respect to the shares set forth in the table. The percentage of beneficial ownership is based upon the 30,860,932 shares of our common stock that are outstanding as of March 1, 2005.

	Amount and Nature of
	Common Stock Beneficially Owned
	Number of Shares		Percentage
Name of Beneficial Owner	Beneficially Owned (1) (2)		of Class
Brascan Corporation (3) Suite 300, BCE Place 181 Bay Street, Toronto, Ontario M5J 2T3	15,560,063	(4)	50.42
Ian G. Cockwell (5)	15,923,893		51.60
Robert A. Ferchat	3,000		*
J. Bruce Flatt (5)	15,596,095		50.54
Paul G. Kerrigan	182,412		*
Bruce T. Lehman	—		*
Alan Norris	3,000		*
Shane D. Pearson	10,000		*
Timothy R. Price	19,752		*
William B. Seith	10,000		*
David M. Sherman	—		*
Robert L. Stelzl	—		*
Michael D. Young	8,500		*
All directors and officers as a group (12 persons)	16,196,589		52.48

*	Less than 1%.

(1)	Under the rules of the Securities and Exchange Commission governing the determination of beneficial ownership of securities, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which the person has no economic interest.

(2)	Beneficial ownership includes shares held indirectly through Partners Limited, which is described in note 3 below. Beneficial ownership also includes shares that the executive officers and directors could acquire by exercising stock options on, or within 60 days after, March 1, 2005 as follows: Mr. Cockwell — 136,638; Mr. Kerrigan — 64,412; Mr. Pearson — 10,000 and Mr. Seith — 10,000. Refer to the section of this proxy statement entitled “Executive Compensation” for details of issued stock options.

(3)	Brascan Corporation is an asset management company listed on the New York and Toronto stock exchanges. J. Bruce Flatt, the Chairman of our board of directors, is also a director and President and Chief Executive Officer of Brascan. Brascan’s major shareholder is Partners Limited (“Partners”). To the knowledge of management, Partners and its shareholders collectively directly and indirectly own, exercise control over, or have options to acquire approximately 45 million Class A Limited Voting shares representing approximately 17% of the Class A Limited Voting shares of Brascan on a fully diluted basis and own 100% of the Class B Limited Voting shares of Brascan. Ian Cockwell and Bruce Flatt, who are directors of our company, are also shareholders and directors and officers of Partners and may be deemed to share beneficial ownership of our common stock with Brascan. Partners is an investment holding company owned by 35 investors with no single shareholder holding more than a 15% effective interest. To the extent any of such investors is deemed to be a beneficial owner of shares of our common stock held by Brascan, such person disclaims beneficial ownership of those shares of our common stock.

(4)	Based solely upon information contained in the Schedule 13G/A of Brascan filed with the Securities and Exchange Commission (the “SEC”) with respect to common stock owned as of February 23, 2004.

(5)	Includes 15,560,063 shares beneficially owned by Brascan. Messrs. Cockwell and Flatt disclaim beneficial ownership of the shares of common stock held by Brascan.

EXECUTIVE COMPENSATION

The following table provides the annual and long-term compensation of our Chief Executive Officer and other executive officers:

Summary Compensation Table — Executive Officers

		Annual Compensation				Long-Term Compensation
						Awards			Payouts
					Other	Restricted	Securities
					Annual	Stock	Underlying		LTIP	All Other
Name & Principal Position	Year	Salary	Bonus		Compensation	Award(s)	Options/SARs		Payouts	Compensation
Ian G. Cockwell	2004	$283,000	$160,000	(1)	—	—	75,000		—	—
President & Chief	2003	$260,000	$90,000	(2)	—	—	40,000		—	—
Executive Officer	2002	$207,000	$80,000	(3)	—	—	446,594	(4)	—	—

Paul G. Kerrigan	2004	$188,000	$100,000	(1)	—	—	30,000		—	—
Executive Vice President,	2003	$173,000	$70,000	(2)	—	—	25,000		—	—
Chief Financial Officer & Treasurer	2002	$121,000	$80,000	(3)	—	—	236,031	(4)	—	—

William B. Seith	2004	$185,000	$215,000		—	—	5,000		—	—
Executive Vice President,	2003	$185,000	$35,000		—	—	10,000		—	—
Risk Management	2002	$180,000	$320,000		—	—	20,000		—	—

Shane D. Pearson	2004	$108,000	$42,000		—	—	—		—	—
Secretary	2003	$92,000	$38,000		—	—	10,000		—	—
	2002	$60,500	$38,000		—	—	20,000		—	—

(1)	Messrs. Cockwell and Kerrigan elected on February 15, 2005 to receive all of the bonus in deferred share units, increasing their deferred share units by 8,828 units and 5,517 units, respectively.

(2)	Messrs. Cockwell and Kerrigan elected on February 18, 2004 to receive all of the bonus in deferred share units, increasing their deferred share units by 5,818 units and 4,525 units, respectively.

(3)	Messrs. Cockwell and Kerrigan elected on February 13, 2003 to receive all of the bonus in deferred share units, each increasing their deferred share units by 14,898 units.

(4)	Includes 366,594 and 176,031 options granted under our stock option plan on December 3, 2002 to Mr. Cockwell and Mr. Kerrigan, respectively, prior to and in connection with our spin-off from Brookfield Properties Corporation, replacing cancelled options Messrs. Cockwell and Kerrigan held in Brookfield Properties.

The following table provides the annual compensation of each of the significant employees identified in our 2004 Annual Report on
Form 10-K:

Summary Compensation Table — Significant Employees

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
				Other	Restricted	Securities
				Annual	Stock	Underlying	LTIP	All Other
Name & Principal Position	Year	Salary	Bonus(1)	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Stephen P. Doyle	2004	$200,000	$5,372,200	—	—	—	—	—
President, Brookfield	2003	$200,000	$3,535,000	—	—	—	—	—
San Diego Holdings LLC	2002	$190,000	$1,025,000	—	—	—	—	—

Robert Hubbell	2004	$200,000	$3,090,000	—	—	—	—	—
President, Brookfield	2003	$200,000	$2,071,000	—	—	—	—	—
Washington LLC	2002	$190,000	$1,565,000	—	—	—	—	—

Adrian Foley	2004	$184,000	$2,544,000	—	—	—	—	—
President, Brookfield	2003	$145,000	$1,597,000	—	—	—	—	—
Southland Holdings LLC	2002	$140,000	$1,049,000	—	—	—	—	—

John J. Ryan	2004	$200,000	$4,463,000	—	—	—	—	—
President, Brookfield	2003	$200,000	$2,025,000	—	—	—	—	—
Bay Area Holdings LLC	2002	$190,000	$887,000	—	—	—	—	—

Richard T. Whitney President, Brookfield	2004	$150,000	$2,301,900	—	—	—	—	—
California Land	2003	$150,000	$2,026,000	—	—	—	—	—
Holdings LLC	2002	$140,000	$657,000	—	—	—	—	—

(1)	Earned pursuant to the terms of the Senior Operating Management Participation Plan which vests 40% upon approval of the year end financial statements with the remaining 60% vesting over three years, annually thereafter, at the rate of 50%, 33.3%, and 16.7%, respectively.

The following table shows the options to purchase shares of our common stock granted our Chief Executive Officer and other executive officers of Brookfield Homes during 2004:

Option/SAR Grants in Last Fiscal Year

					Potential Realizable Value
					at Assumed Annual Rates of
	Number of	% of Total			Stock Price Appreciation
	Securities	Options/SARs			for Option Term (3)
	Underlying	Granted to	Exercise		5%	10%
	Options/SARs	Employees in	or	Expiration	(Stock Price	(Stock Price
Executives Receiving Grants	Granted (1)	Fiscal Year (2)	Base Price	Date	$35.737943)	$56.906705)
Ian G. Cockwell	40,000	42.1	$21.94	02/18/14	$551,918	$1,398,668
Paul G. Kerrigan	25,000	26.3	$21.94	02/18/14	$344,949	$874,168
Shane D. Pearson	10,000	10.5	$21.94	02/18/14	$137,979	$349,667
William B. Seith	10,000	10.5	$21.94	02/18/14	$137,979	$349,667

(1)	The stock options were granted under our stock option plan on February 18, 2004. The above options do not include 110,000 options granted February 15, 2005 at an exercise price of $36.25 per share as follows: Ian Cockwell — 75,000; Paul Kerrigan — 30,000; and William Seith — 5,000. The options vest as to 20% at the end of each year commencing February 18, 2004 and February 15, 2005, respectively, and are each exercisable over a ten-year period.

(2)	Based upon a total of 95,000 shares subject to options granted under our stock option plan in 2004.

(3)	These dollar amounts are not intended to forecast the future common stock price. Executives will not benefit unless the common stock price increases above the stock option exercise price. Any gain to the executives resulting from common stock price appreciation would benefit all holders of common stock.

The following table sets forth information about option / SAR exercises in the fiscal year ended December 31, 2004 and options / SARs held as of the end of that year by our Chief Executive Officer and other executive officers of Brookfield Homes.

Aggregated Option/SAR Exercises in Last Fiscal Year And Fiscal Year-End Option/SAR Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
			Options / SAR at	Options / SAR at
	Shares Acquired	Value	Fiscal Year-End	Fiscal Year-End
Name	on Exercise	Realized	Exercisable/ Unexercisable	Exercisable / Unexercisable
Ian G. Cockwell	50,000	$1,274,500	112,638 / 323,956	$3,693,950 / $9,773,192
Paul G. Kerrigan	35,000	$892,150	47,412 / 178,619	$1,550,975 / $5,317,545
Shane D. Pearson	—	—	4,000 / 26,000	$128,640 / $634,160
William B. Seith	—	—	4,000 / 26,000	$128,640 / $634,160

The following table sets forth the deferred share units granted to our Chief Executive Officer, other named executive officers and directors of Brookfield Homes during 2004:

Long-Term Incentive Plans — Awards In Last Fiscal Year

	Number of		Performance or	Number of Shares,
	Shares, Units or		Other Period Until	Units or Other Rights
Name	Other Rights (1)		Maturation or Payout	at Fiscal Year-End
Ian G. Cockwell	101,698	(2)	(1)	364,064
Robert A. Ferchat	2,554	(3)	(1)	3,562
Paul G. Kerrigan	46,063	(2)	(1)	157,725
Bruce T. Lehman	1,818	(3)	(1)	3,834
Shane D. Pearson	—		—	—
William B. Seith	—		—	—
David M. Sherman	2,129	(3)	(1)	5,015
Robert L. Stelzl	1,793	(3)	(1)	3,740
Michael D. Young	3,226	(3)	(1)	6,112

(1)	Deferred share units granted under our deferred share unit plan. The units vest as to 20% over a five year period. The units are redeemable upon retirement, resignation or death. The cash value of the units when redeemed will be equivalent to the closing price on the NYSE of an equivalent number of shares of our common stock. There will be no shares of common stock issued, authorized, reserved, purchased or sold at any time in connection with units allocated. Under no circumstances will units be considered shares of common stock, or entitle any participant to the exercise of voting rights or to the exercise of any other rights arising from the ownership of shares of common stock.

(2)	Messrs. Cockwell and Kerrigan each elected on February 18, 2004 to receive all of their bonus in deferred share units. Additional units representing dividends paid on the Company’s common stock on the same basis as if the dividends were reinvested accrued as follows: Mr. Cockwell — 95,880 and Mr. Kerrigan — 41,538.

(3)	Deferred share units granted to independent directors in 2004 consisted of 50% of the 2004 annual retainer required to be received in deferred units by each director plus an additional amount up to 100% of the annual retainer elected to be received in deferred share units by each director. Additional units representing dividends paid on the Company’s common stock on the same basis as if the dividends were reinvested accrued to each director.

Compensation of Directors

During the 2004 fiscal year, directors who were not officers of the Company received an annual retainer of $50,000 paid 50% in cash and 50% in deferred share units of the Company. The requirement to accept 50% of the annual retainer in deferred share units is designed to more closely align the interests of directors with the interests of stockholders. Directors had the option to elect to receive 100% of their annual retainer in deferred share units. The Chairman of the Audit Committee earned an annual cash payment of $10,000, and the chairmen of the other board committees earned an annual cash payment of $5,000, reflecting their additional responsibilities. Directors were reimbursed for travel and other out-of-pocket expenses they incurred in attending board and committee meetings.

Senior Operating Management Participation Plan

Certain senior operating employees, none of whom are named executive officers of the Company, are entitled to participate in the Senior Operating Management Participation Plan. In 1996, when operations in California were set-up, this plan was established to attract and retain entrepreneurial management teams to profitably manage and grow our business operations through a decentralized local management structure. The plan provides for participation in the net income of the local business unit by each local management team. For 2004, 26 participants in the plan earned a total of $46.1 million of which in aggregate $17.8 million was earned by five business group presidents. Amounts earned under the plan vest 40% upon approval of the year end financial statements with the remaining 60% vesting over three years, annually thereafter, at the rate of 50%, 33.3% and 16.7%, respectively. See Summary Compensation Table — Significant Employees.

Employment Contracts, Termination of Employment and Change-in-Control

We do not have any employment contracts, change of control arrangements or other compensatory plans or arrangements with any of our executive officers.

Certain Relationships and Related Party Transactions

We were a wholly-owned subsidiary of Brookfield Properties Corporation (“Brookfield Properties”) until January 6, 2003, when we were spun-off as a separate publicly traded company pursuant to a reorganization of Brookfield Properties’ homebuilding business (which we refer to as the “Spin-off”). Brookfield Properties no longer holds any of our shares, nor is Brookfield Properties able to exercise control over us. However, we and Brookfield Properties are “affiliates,” as Brascan Corporation directly and indirectly owns approximately 50% of each corporation.

In connection with the Spin-off, we and our wholly-owned subsidiary, Brookfield Homes Holdings Inc., entered into a license agreement with Brookfield Properties (US) Inc., a subsidiary of Brookfield Properties, under which we, Brookfield Homes Holdings Inc. and our subsidiaries pay to Brookfield Properties (US) Inc. an annual fee in the total amount of $50,000 for the right to use the names “Brookfield” and “Brookfield Homes.” We expect that the license agreement will permit us to use the “Brookfield” name in connection with our homebuilding business for an indefinite period of time, subject to customary termination provisions including upon a change of control of our company.

In addition, Brookfield Homes Holdings Inc. entered into a shared services agreement with Brookfield Properties (US) Inc. with respect to certain systems functions. Under the terms of the agreement, Brookfield Homes Holdings Inc. will provide, for an initial term of one year, services to Brookfield Properties (US) Inc. or its affiliates relating to the storage and maintenance of content on a shared website. The agreement will be automatically extended each year for an additional year, unless it is terminated by either party in writing or if either party is dissolved. In addition, Brookfield Homes Holdings Inc. will receive an annual fee, consisting of the portion of its operating expenses related to the usage by Brookfield Properties (US) Inc. of the services of Brookfield Homes Holdings Inc. The fee for 2004 was approximately $10,000.

We have entered into an agreement with a subsidiary of Brascan, whereby we can deposit cash on a demand basis to earn LIBOR plus fifty basis points.

We sublease our administrative offices in Toronto, Ontario from Brascan, which leases the space from Brookfield Properties. We are required to pay approximately $100,000 per year in rent under our Toronto sublease, which expires in 2005.

Our Chairman and two of our directors serve as executive officers and directors of our affiliates, outlined as follows:

•	J. Bruce Flatt is President and Chief Executive Officer and a director of Brascan, a publicly traded company which owns approximately 50% of our outstanding shares;

•	Alan Norris is an executive officer of Brookfield Properties, which is an affiliate of Brascan; and

•	Timothy R. Price is Chairman of Brascan Asset Management, which is an affiliate of Brascan Corporation.

Stephen Doyle, Robert Hubbell and John Ryan, Presidents of Brookfield San Diego Holdings LLC, Brookfield Washington LLC and Brookfield Bay Area Holdings LLC, respectively, each own a 10% interest in the business unit of which they are President.

The following business unit presidents are beneficiaries of rabbi trusts owning interests in the respective business unit they manage:

•	Adrian Foley, President of Brookfield Southland Holdings LLC, is the sole beneficiary of a rabbi trust that currently owns 5% of Brookfield Southland Holdings LLC. Brookfield Homes Holdings Inc. is the trustee of the rabbi trust. We own the remaining 95% of Brookfield Southland Holdings LLC; and

•	Jeffrey J. Prostor, President of BH/JP Hawaii Holdings LLC, is the sole beneficiary of a rabbi trust that currently owns 50% of BH/JP Hawaii Holdings LLC. Brookfield Homes Holdings Inc. is the trustee of the rabbi trust. We own the remaining 50% of BH/JP Hawaii Holdings LLC.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Corporate Governance Standards

The board of directors has adopted a Statement of Corporate Governance Practices which contains a number of corporate governance initiatives designed to comply with the NYSE Rules and the rules and regulations of the Securities and Exchange Commission (the “SEC Rules”). The significant corporate governance initiatives adopted by the board of directors are discussed below. The Corporate Governance Practices are posted on our website under the Investor Relations and Corporate Governance links and are available in print to any stockholder who so requests. Our website is www.brookfieldhomes.com.

Director Independence

The board adopted a set of “Independence Standards” consistent with the NYSE Rules, to assist it in determining whether a member of the board is independent under the NYSE Rules. In order to be determined to be independent in accordance with these Independence Standards, a director must have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than as a director of the Company. The Independence Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company, its management or its independent auditor. To assist it in determining director independence, a director is not independent if:

•	the director is or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years an executive officer of the Company;

•	the director has received, or an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Based on the Independence Standards, the board has determined that Robert A. Ferchat, Bruce T. Lehman, David M. Sherman, Robert L. Stelzl and Michael D. Young are independent, for purposes of serving as independent members of the board of directors, the Management Resources and Compensation Committee and the Governance and Nominating Committee.

Audit Committee Independence, Financial Literacy and Audit Committee Financial Expert

In addition to being independent based on the Independence Standards, the NYSE Rules and related SEC Rules require that each member of an audit committee satisfy additional independence and financial literacy requirements, and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied by the board determining that at least one Audit Committee member is an “audit committee financial expert” within the meaning of the SEC Rules. Accordingly, the Audit Committee Charter contains a set of standards that relate to audit committee independence, financial literacy and audit committee accounting and financial management expertise.

Regular Meetings of Non-Management and Independent Directors

Consistent with our present practice and in accordance with NYSE Rules, at the time of each regularly scheduled board meeting, the non-management directors as well as the independent directors ordinarily will each meet separately for a period of time. The Chairman of the Audit Committee will preside over both non-management and independent director sessions and is referred to as the Presiding Director. The non-management and the independent directors may also meet at such other times as determined by the Presiding Director or at the request of any non-management or independent director.

Communicating with the Board

Stockholders may send communications to the board of directors by writing to the Company’s Corporate Secretary, 12865 Pointe Del Mar, Suite 200, Del Mar, CA, 92014. Communications will be reviewed and investigated and referred to the board of directors for appropriate action. Interested parties with a good faith concern about the Company’s conduct and who wish to contact the Presiding Director directly may do so by writing to: Presiding Director, Brookfield Homes Corporation, 12865 Pointe Del Mar, Suite 200, Del Mar, CA, 92014. The status of all outstanding concerns addressed to the Presiding Director will be reported to the directors as appropriate, on a quarterly basis.

Code of Ethics

We have adopted a code of ethics that applies to our employees, officers and directors, including our principal executive officer and principal financial and accounting officer. The code of ethics is available on our website at www.brookfieldhomes.com and is available in print to any shareholder who requests it. Any amendments to, or waivers from, our code of ethics, as they relate to any executive officer or director, including our principal executive officer and principal financial and accounting officer must be approved by the board of directors or a committee thereof and be promptly disclosed to shareholders. We plan to disclose such waivers and amendments on our website, as well as to comply with other applicable requirements.

Complaint Procedures Regarding Accounting, Internal Control, Auditing and Financial Matters

In accordance with SEC Rules, the Audit Committee has established the following procedures for (i) the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees concerning questionable accounting or auditing matters.

Interested parties may report complaints regarding accounting, internal accounting controls, or auditing matters involving Brookfield Homes by writing to the Chairman of the Audit Committee, Brookfield Homes Corporation, 12865 Pointe Del Mar, Suite 200, Del Mar, CA, 92014. Complaints will be reviewed and investigated as appropriate. Employees who wish to submit concerns regarding questionable accounting or auditing matters and who wish to do so confidentially and anonymously, may follow the procedures described above, omitting any return address or other identifying feature.

Procedures Regarding Director Candidates Recommended by Stockholders

The Governance and Nominating Committee will consider a candidate recommended for the board of directors by stockholders owning at least 10% of the outstanding shares of the Company if such recommending stockholder or stockholders follow the procedures set forth below. In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time it gives its notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to or mailed and received at the principal executive offices of the Company (i) in the case of a nomination for election at an annual meeting, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company’s notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date was made. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the tenth day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made of the date.

The stockholder notice must set forth the following:

•	As to the person the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed or is otherwise required pursuant to Regulation 14(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which must include the written consent of the nominee to serve as a director if elected;

•	As to the nominating stockholder, such stockholder’s name and address as they appear on the Company’s books, the class and number of shares of the Company’s common stock which are beneficially owned by such stockholder and which are owned of record by such stockholder; and

•	As to any other beneficial owner of the stock on whose behalf the nomination is made, the name and address of such person and the class and number of shares of the Company’s common stock they beneficially own.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

The Governance and Nominating Committee is directed to determine the appropriate characteristics, skills and experience for each director position and for the board as a whole. Directors should possess the highest personal professional and ethical standards, integrity and values, and be committed to representing the long-term interests of the stockholders. If a director candidate is recommended by a stockholder, the Governance and Nominating Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Committee.

Meetings of the Board

The board of directors meets at least once in each quarter, with additional meetings held when appropriate. The board also meets annually to review and approve our business plan and long-term strategy. In addition, directors are expected to attend the annual meeting of stockholders. During the 2004 fiscal year, the board met seven times, including four regularly scheduled quarterly meetings and three special meetings. Each director attended 75 percent or more of the board and committee meetings for which they were a member during the 2004 fiscal year, with the exception of Timothy Price who was unable to attend one meeting out of three held during the period that he has been a director. In accordance with our policy, each director who was a director at the time, attended the annual meeting of stockholders held in May 2004. Four regular meetings are scheduled for 2005. Meeting frequency and agenda items may change depending on the opportunities or risks that we are facing.

At the time of each regularly scheduled board meeting, the non-management directors as well as the independent directors ordinarily will each meet separately for a period of time. The Presiding Director will preside over both non-management and independent director sessions.

Committees of the Board

The board of directors believes that committees assist in the effective functioning of the board and that the composition of board committees should ensure that the views of independent directors are effectively represented. The board has three committees: the Governance and Nominating Committee, the Audit Committee and the Management Resources and Compensation Committee. Each committee operates pursuant to a written charter. Each charter is posted on our website under the Corporate Governance link and is available in print to any stockholder who so requests. Special committees may be formed from time to time as required to review particular matters or transactions. While the board retains overall responsibility for corporate governance matters, the Governance and Nominating Committee, the Audit Committee and the Management Resources and Compensation Committee each have specific responsibilities for certain aspects of corporate governance as described below.

Governance and Nominating Committee

The Governance and Nominating Committee is appointed by the board of directors to assist the board in carrying out its responsibilities by reviewing corporate governance and board nominee issues and making recommendations to the board as appropriate. In particular, the Committee is responsible for identifying individuals qualified to become board members consistent with criteria approved by the board, recommending to the board proposed nominees for election to the board at the next annual meeting of stockholders, developing and recommending to the board corporate governance principles, and overseeing the evaluation of the board and management. The Committee’s Charter is available on our website at www.brookfieldhomes.com. During the 2004 fiscal year, the Governance and Nominating Committee was comprised of three directors: Michael D. Young (Chairman), Bruce T. Lehman and David M. Sherman. Each member of the Governance and Nominating Committee has been determined by the board to be independent within the meaning of the NYSE Rules. The Governance and Nominating Committee met twice during the 2004 fiscal year.

Audit Committee

We have a separately designated Audit Committee established in accordance with the Securities and Exchange Act of 1934. The Audit Committee is appointed by the board of directors to assist it in monitoring: (1) the integrity of our financial statements, including audits thereof; (2) our accounting and financial reporting processes and system of internal controls and procedures for financial reporting and accounting compliance; (3) the independent auditor’s qualifications and independence; (4) the performance of our internal audit function and independent auditors; (5) our compliance with legal and regulatory requirements; (6) our relationship with the independent auditors; and (7) our principal financial risks and the processes employed to manage such risks. The Audit Committee of the board is currently comprised of three directors: Robert A. Ferchat (Chairman), Bruce T. Lehman and Robert L. Stelzl. Each member of the Audit Committee has been determined by the board to be “independent” and “financially literate” within the meaning of the NYSE Rules and SEC Rules. The Audit Committee has determined that its Chairman, Mr. Ferchat, is an “audit committee financial expert” within the meaning of such rules. The Audit Committee met five times during the 2004 fiscal year.

Management Resources and Compensation Committee

The Management Resources and Compensation Committee is appointed by the board of directors to assist the board in carrying out its responsibilities by reviewing management resources and compensation issues and making recommendations to the board as appropriate. In particular, the Committee has direct responsibility to review and approve corporate goals and objectives relevant to CEO compensation; evaluate the CEO’s performance in light of those goals and objectives; either as a committee or together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation; and make recommendations to the board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans. During the 2004 fiscal year, the Management Resources and Compensation Committee was comprised of the following three directors: Bruce T. Lehman (Chairman), Robert L. Stelzl and Michael D. Young. Each member of the Management Resources and Compensation Committee has been determined by the board to be independent within the meaning of the NYSE Rules. The Management Resources and Compensation Committee met twice during the 2004 fiscal year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Management Resources and Compensation Committee operates pursuant to a written Management Resources and Compensation Committee Charter, which was approved and adopted by the board of directors. Pursuant to the Charter, the Committee presents the following report with respect to executive compensation.

Executive compensation is determined based on the relative roles and responsibilities of the executive as compared to other executives in the Company, the performance of the executive management team collectively in meeting the Company’s goal of enhancing shareholder value and to other executives in the homebuilding industry. A specific objective of the Company is to attract and retain highly qualified and motivated individuals and to encourage a strong team approach. Accordingly, compensation levels are monitored to ensure they meet the Company’s objectives and are competitive within the homebuilding industry.

The compensation arrangements of the Company for its senior executives are focused on rewarding performance and are comprised of three key components: base salary, short-term incentives and long-term ownership participation. The Company emphasizes improving long-term shareholder value, represented by the growth in the value of the Company’s common stock, as the principal measure of success of the Company. The compensation arrangements of the Company for its senior operating executives are focused on rewarding performance in their business unit and comprise base salary and participation in the net income of their business units.

Accordingly, the Company’s compensation policies are designed to provide an overall competitive compensation package with a high proportion weighted to long-term ownership participation. This is achieved by maintaining base salaries and cash bonus awards for the most senior corporate executives below the median level of total cash compensation in return for enhanced opportunities to participate in the growth in value of the Company’s common stock. This results in stock options and deferred share units being allocated and management participation plans being at a level higher than the median level for similar companies. These plans are more fully described below under “Long-Term Share Ownership.”

Base Salaries

Base salaries for the Company’s executives are reviewed annually to ensure that they reflect the relative contribution of each executive within the team. The Company believes that base salaries for the most senior executives should be set below the median level for comparable companies within the homebuilding industry, in return for the opportunity for the executive to participate at a higher level in the long-term share ownership plans such as stock options, deferred share unit allocations and management participation plans. In order to foster a team-based approach, which the Company believes is fundamental to meeting its long-term objectives, the difference between the base salaries of the CEO and the other senior executives is significantly less than in other companies.

Short-Term Incentives

The Company’s short-term incentive plan is comprised of a cash bonus award. Cash bonus awards are determined based primarily on the senior corporate executive team’s collective performance in meeting the Company’s overall business plan objectives. Similar to the Company’s philosophy towards base salaries, the difference between the cash bonus awards for the CEO and other senior corporate executives is relatively small. The performance of the Company is measured by the achievement of financial and other objectives. The performance of the individual executive is also taken into account on a subjective basis. In order to further align management objectives with those of the shareholder, certain corporate executives may elect to receive all or a portion of their annual bonus awards in deferred share units of the Company, as described below under “Long-Term Share Ownership.”

Long-Term Share Ownership

Long-term share ownership plans are intended to reward management based on increases in the value of the Company’s common stock. The purpose of these arrangements is to achieve a commonality of interest between shareholders and management and to motivate executives to improve the Company’s long-term financial success, measured in terms of enhanced shareholder wealth over the long term.

The Company’s long-term share ownership plans consist of two components and for senior operating executives consist of a participation in net income as follows:

a)	A stock option plan under which the Company may grant options to purchase shares of the Company’s common stock at the market price on the day the options are granted. A maximum of two million shares are authorized for issuance under the plan. The timing of vesting of options granted under the plan is at the discretion of the

Company’s board of directors or the committee administering the plan. Upon exercise of a vested option and upon payment to the Company of the exercise price, participants will receive one share of the Company’s common stock. The committee may permit participants to, rather than exercising an in-the-money option (“in-the-money” means the market value of shares under the option exceeds the exercise price of the options prior to related income taxes), receive an amount equal to the difference between the market price of the shares underlying the options and the exercise price of the option. The excess amount will be payable either in cash or by the Company issuing to the participant a number of shares calculated by dividing the excess by the market price of the underlying shares. The number of options granted to executives is determined based on a multiple of the executive’s base salary ranging from 1.0 to 3.0 times, divided by the market price, plus a discretionary amount for performance.

b)	A deferred share unit plan under which certain of the Company’s senior corporate executives may, at their option, receive all or a portion of their annual bonus awards in the form of deferred share units. The annual bonus awards are converted to units based on the closing price of the Company’s shares on the New York Stock Exchange on the date of the award. The portion of the annual bonus award elected to be received in units by the executive may, at the discretion of the board, be increased by a factor of up to two times for purposes of calculating the number of units to be allocated under the plan. An executive who holds units will receive additional units as dividends are paid on shares of the Company’s common stock, on the same basis as if the dividends were reinvested. The units vest over a five year period and participants are only allowed to redeem the units upon cessation of employment through retirement, termination or death, after which time the units terminate unless redeemed no later than 12 months following such retirement, termination or death. The cash value of the units when redeemed will be equivalent to the closing price on the New York Stock Exchange of an equivalent number of shares of the Company’s common stock at the time written notice of redemption is received.

There will be no shares of the Company’s common stock issued, authorized, reserved, purchased or sold at any time in connection with units allocated. Under no circumstances will units be considered shares of common stock, or entitle any participant to the exercise of voting rights or to the exercise of any other rights arising from the ownership of shares of common stock.

Senior Management Participation Plan

Certain senior operating employees, none of whom are named executive officers of the Company, are entitled to participate in the Senior Operating Management Participation Plan. In 1996, when operations in California were set-up, this Plan was established to attract and retain entrepreneurial management teams to profitably manage and grow our business operations through a decentralized local management structure. The Plan provides for participation in a business unit’s net income by the business unit management team which vests over a four year period at a rate of 40% upon the approval of the year end financial statements, with the remaining 60% vesting over the next three years, annually thereafter, at the rate of 50%, 33.3% and 16.7%, respectively.

2004 Compensation for Chief Executive Officer

Ian G. Cockwell’s compensation for the Company’s 2004 fiscal year consisted of an annual base salary, bonus and participation in the stock option plan and the deferred share unit plan. This compensation was set on the basis of the Company’s executive compensation policy and the factors described above.

MANAGEMENT RESOURCES & COMPENSATION COMMITTEE Bruce T. Lehman, Chairman Robert L. Stelzl Michael D. Young

Compensation Committee Interlocks and Insider Participation

There are presently no relationships requiring disclosure under this section.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to a written Audit Committee Charter. A copy of the Audit Committee Charter has been posted on our website under the Corporate Governance link. Please refer to the section of this proxy statement entitled “Information Regarding the Board of Directors — Committees of the Board — Audit Committee” for a description of the Audit Committee’s primary duties and responsibilities.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2004. Further, the Audit Committee has discussed with the Company’s independent auditor, the matters required to be discussed by Auditing Standards Board Statement on Auditing Standards No. 61, as amended. Finally, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditor required by the Independence Standards Board Independence Standard No. 1, as amended, and has discussed the auditor’s independence with the auditor. After consideration, the Audit Committee has determined that the services related to the fees earned by the independent auditor under the heading “All Other Fees” below are compatible with the auditor’s independence.

Based on its review and discussion as described above, the Audit Committee has recommended to the board of directors that the audited financial statements for fiscal year 2004 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Further, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2005.

AUDIT COMMITTEE Robert A. Ferchat, Chairman Bruce T. Lehman Robert L. Stelzl

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Deloitte & Touche LLP audited our financial statements for the fiscal years ended December 31, 2004 and 2003 and the Audit Committee has appointed Deloitte & Touche as our independent auditors for the fiscal year ending December 31, 2005. In the event that ratification of this appointment of auditors is not approved by a majority of the shares of common stock voting on this Proposal, the Audit Committee will review its future appointment of independent auditors.

Representatives of Deloitte & Touche attend all meetings of the Audit Committee. The Audit Committee reviews all services performed by Deloitte & Touche, as well as the fees charged by Deloitte & Touche for such services. Additional information concerning the Audit Committee and its activities with Deloitte & Touche can be found in this proxy statement under the headings “Information Regarding the Board of Directors — Committees of the Board — Audit Committee” on page 13 and “Audit Committee Report” on page 17.

A representative of Deloitte & Touche plans to present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

Fees Paid to Deloitte & Touche LLP

The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte & Touche during fiscal years 2004 and 2003:

	2004	2003
Audit Fees	$416,000	$155,000
Audit-Related Fees	249,000	—
Tax Fees	—	—
All Other Fees	59,000	72,000

Total	$724,000	$227,000

Audit Fees include the fees for the audit of our consolidated financial statements (including quarterly reviews) the audit of internal controls in connection with section 404 of the Sarbanes-Oxley Act of 2002 and the audits of our 401K plan and certain subsidiaries.

Audit Related Fees include fees billed for consultation on accounting matters and assistance in preparing for Section 404 of the Sarbanes-Oxley Act of 2002.

All Other Fees in 2004 consisted of fees related to services provided in connection with property taxes on our housing and land assets.

Pre-Approval Policies

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve audit and permissible non-audit services provided by the independent auditor.

In connection with the engagement of the independent auditor for the 2005 fiscal year, the Audit Committee pre-approved specifically described services that are within the four categories of services listed below, including the pre-approval of fee limits for the specifically described services within each category. The Audit Committee’s pre-approval process of specific services and fees, includes a review of specific services to be performed, a review of fees incurred for such services in the past, a review of expected fees to be incurred in fiscal year 2005 and a comparison of fees incurred by other homebuilders for similar services. The term of any pre-approval is twelve months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. Fees for any of the above services that will exceed the pre-approval fee limits must be separately approved by the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent auditor.

1.	Audit Services include audit work performed in the preparation of financial statements (including quarterly reviews), as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services.

2.	Audit Related Services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, special procedures required to meet certain regulatory requirements and consultation regarding financial accounting and/or reporting standards.

3.	Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4.	All Other Services are those associated with permitted services not included in the other categories.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not otherwise delegate its responsibilities to pre-approve services performed by the independent auditor to management. No services were approved by the Audit Committee pursuant to the de minimis exception to the pre-approval requirements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT
OF DELOITTE & TOUCHE LLP AS BROOKFIELD HOMES’ INDEPENDENT AUDITORS FOR 2005.

PERFORMANCE GRAPH

The following graph illustrates the cumulative total stockholder return on Brookfield Homes’ common stock for the period January 7, 2003 – the date the Company’s common stock began trading on the NYSE – to December 31, 2004, assuming a hypothetical investment of $100 and a reinvestment of all dividends paid on such an investment, compared to Standard & Poor’s 500 Stock Index and the Standard & Poor’s Homebuilding 500 Index.

COMPARISON OF CUMULATIVE TOTAL RETURN
PERIOD ENDING DECEMBER 31, 2004

OTHER MATTERS

Management and the board of directors do not know of any matters other than those described in this proxy statement which will be presented for action at the meeting. If any other matters properly come before the meeting, or any adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, certain of our officers, and persons who own more than 10 percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, we believe that all filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with during the year ended December 31, 2004.

STOCKHOLDERS’ PROPOSALS FOR 2006 ANNUAL MEETING

No stockholder proposals were made for the 2005 Annual Meeting. Any stockholder who intends to present a proposal for action at our 2006 Annual Meeting of Stockholders and to have us include such proposal in its proxy soliciting materials must deliver a copy of the proposal to us not later than December 2, 2005. Such proposal must comply with all applicable rules of the Securities and Exchange Commission. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. The Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the board of directors for action on such proposals.

For any proposal that is not submitted for inclusion in the proxy statement for our 2006 Annual Meeting, but is instead sought to be presented directly at our 2006 Annual Meeting, SEC rules permit proxy holders to vote proxies in their discretion if the Company: (1) receives notice of the proposal before the close of business on February 15, 2006, and advises stockholders in the proxy statement for the 2006 Annual Meeting about the nature of the matter and how the proxy holders intend to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 15, 2006. Notices of intention to present proposals at the 2006 Annual Meeting should be addressed to Shane D. Pearson, Secretary, Brookfield Homes Corporation, 12865 Pointe Del Mar, Suite 200, Del Mar, CA 92014.

By Order of the Board of Directors, Shane D. Pearson Secretary

Del Mar, California April 1, 2005

BROOKFIELD HOMES CORPORATION 2005 PROXY
ANNUAL MEETING OF STOCKHOLDERS MAY 2, 2005

COMMON STOCK
Brookfield Homes Corporation
12865 Pointe Del Mar, Suite 200, Del Mar, CA 92014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby nominates, constitutes and appoints J. Bruce Flatt and Ian G. Cockwell, and each of them, attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and to vote as designated on the reverse side of this card on each of the following matters, all shares of Common Stock of Brookfield Homes Corporation (the “Company”), held of record by the undersigned at the close of business on March 15, 2005, at the Annual Meeting of Stockholders to be held on May 2, 2005, or any adjournments thereof.

PLEASE SIGN AND DATE ON REVERSE SIDE.

Please mark your votes as in this example.  ☒

		FOR all nominees Listed at right (except as marked to	WITHHOLD AUTHORITY to vote for all nominees
		the contrary below)	listed at right	Nominees:	Ian G. Cockwell
1.	Election of Directors	☐	☐		Robert A. Ferchat J. Bruce Flatt Bruce T. Lehman Alan Norris Timothy R. Price David M. Sherman Robert L. Stelzl Michael D. Young

(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee’s name on the line below.)

2.	Ratification of Appointment of Independent Auditors	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote in accordance with their judgment on other business properly brought before the Annual Meeting or any adjournment.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

           The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of the notice of said Annual Meeting and the proxy statement accompanying said notice.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Signature)	(Signature)	Date:

Note: Please sign exactly as names appear herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full titles as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.